EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement No. 333-204896 on Form S-8 of Hibbett Sports, Inc. of our report dated September 26, 2017, with respect to the statements of net assets available for benefits of Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan as of June 30, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years ended June 30, 2017 and 2016, which report appears in the June 30, 2017 and 2016 Annual Report on Form 11-K of Hibbett Sports, Inc. 2015 Employee Stock Purchase Plan.

Birmingham, Alabama
September 26, 2017 /s/ KPMG LLP

END OF EXHIBIT 23.1

8